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                                                                      EXHIBIT 18

February 17, 1995

To the Board of Directors
of Amax Gold Inc.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and issued our report thereon dated February 17, 1995. Note 5 to the consolidated financial statements describes a changes in the Company's method of accounting for heap leach ore costs from expensing these costs to inventorying such costs using the last-in, first-out method. It should be understood that the preferability of one acceptable method of accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for heap leach ore costs in conformity with Accounting Principles Board Opinion No. 20.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Denver, Colorado